Exhibit 99.1

Tuesday, August 24, 2010

Contact:	Shawn Housley Smith International, Inc. Director – Investor Relations (281) 443-3370

SMITH STOCKHOLDERS APPROVE MERGER WITH SCHLUMBERGER

HOUSTON, Texas, August 24, 2010 —Smith International, Inc. (NYSE: SII) announced today that its stockholders voted in favor of the company’s merger agreement with Schlumberger Limited. Over 99 percent of the shares voted at the meeting were voted in favor of the merger.

In addition, Smith’s stockholders voted in favor of all proposals presented at the annual meeting, including the re-election of three members of Smith’s board of directors and the amendment of Smith’s equity compensation plan.

Schlumberger and Smith expect to close the merger on August 27, 2010. Until that time, Schlumberger and Smith will continue to operate as separate and independent companies and continue to serve their respective customers.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Neither Schlumberger nor Smith can give any assurance that such expectations will prove to be correct. These statements are subject to, among other things, satisfaction of the closing conditions to the merger, the risk that the contemplated merger does not occur, negative effects from the pendency of the merger, the ability to successfully integrate the merged businesses and to realize expected synergies and other risk factors that are discussed in Schlumberger’s and Smith’s most recent Forms 10-K as well as each company’s other filings with the SEC available at the SEC’s Internet site (http://www.sec.gov). Actual results may differ materially from those expected, estimated or projected.

Forward-looking statements speak only as of the date they are made, and neither Schlumberger nor Smith undertake any obligation to publicly update or revise any of them in light of new information, future events or otherwise.